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Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

Amended and Restated as of August 4, 2008

        This Executive Employment Agreement ("Agreement") is made effective November 14, 2003 ("Effective Date"), by and between Kratos Defense & Security Solutions, Inc. ("Company") and Eric DeMarco ("Executive"), and as amended and restated as of August 4, 2008.

        The parties agree as follows:

        1.    Employment.    Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

        2.    Duties.

          2.1    Position.    Executive shall initially be employed as a non-officer regular, full-time employee but will become Company's President and Chief Operating Officer ("COO") within two (2) weeks of the Effective Date. Immediately upon the announcement of Executive's assumption of the President and COO roles, Company shall announce a 3 to 6 month succession plan for Executive to transfer into Company's Chief Executive Officer ("CEO") role. Executive shall have the duties and responsibilities assigned by Company's Board of Directors ("Board of Directors") both upon initial hire and as may be reasonably assigned from time to time. Executive will also be offered a seat on Company's Board of Directors.

          2.2    Best Efforts/Full-time.    Executive will expend his best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote his full business time and efforts to the performance of his assigned duties for Company, unless Executive notifies the Board of Directors in advance of his intent to engage in other paid work and receives the Board of Directors' express written consent to do so.

        3.    At-will Employment Relationship.    Executive's employment with Company is at-will and not for any specified period and may be terminated by either Executive or Company at any time, with or without cause. In addition, Company reserves the right to modify Executive's position or duties to meet business needs and to use discretion in deciding on appropriate discipline. No representative of Company, other than the Board of Directors, has the authority to alter the at-will employment relationship between Executive and Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

        4.    Compensation.

          4.1    Base Salary.    As compensation for Executive's performance of his duties hereunder, Company shall pay to Executive an initial base salary of $275,000 per year (the "Base Salary"), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive's employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

          4.2    Incentive Compensation.    Executive will be eligible to earn an annual performance bonus, up to a maximum amount of 100% of his Base Salary, based upon the achievement of certain goals and objectives to be mutually determined by Executive and Company.

          4.3    Stock Options.    Subject to the Board of Directors' approval, Executive will be granted a nonqualified stock option to purchase 1,250,000 shares of Company's Common Stock under Company's 1999 Equity Incentive Plan (the "Plan") at an exercise price equal to $12.80 (the "Option"). The Option will vest in accordance with the following schedule: 20% of the Option will vest on the first anniversary of the Effective Date and the remaining 80% will vest in equal monthly increments over the following 48 months. The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Option. Executive will also be eligible to receive additional stock options based upon his performance as determined by Company in its sole and absolute discretion.

          4.4    Performance and Salary Review.    The Board of Directors will periodically review Executive's performance on no less than an annual basis. Adjustments to Base Salary or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion.

        5.    Customary Fringe Benefits.    Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company's benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective, company-wide basis, at any time, effective upon notice to Executive.

        6.    Business Expenses.    Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

        7.    Termination of Executive's Employment.

          7.1    Termination for Cause by Company.    Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive's obligations or otherwise relating to the business of Company; (b) Executive's material breach of this Agreement or Company's standard form of confidentiality agreement; (c) Executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (d) Executive's willful neglect of duties or poor performance. Notwithstanding the foregoing, a termination under subsection 7.1(d) above shall not constitute a termination for "Cause" unless Company has first given Executive written notice of the offending conduct (such notice shall include a description of remedial actions that Company reasonably deems appropriate to cure such offending conduct) and a thirty (30) opportunity to cure such offending conduct. In the event Company terminates Executive's employment under subsection 7.1(d) above, Company agrees to participate in binding arbitration, if requested by Executive, to determine whether the cause for termination was willful neglect of duties or poor performance as opposed to some other reason that does not constitute Cause under this Agreement. In the event Executive's employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination and any accrued but unpaid vacation (the "Standard Entitlements"). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package described in subsection 7.2 below.

          7.2    Termination Without Cause by Company/Severance.    Company may terminate Executive's employment under this Agreement without Cause at any time on thirty (30) days' advance written notice to Executive. In the event of such termination, Executive will receive the Standard Entitlements and the "Severance Package" described in subsection 7.2(a) below, provided that Executive agrees to comply with all of the conditions set forth in subsection 7.2(b) below. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

            (a)    Severance Package.    The Severance Package will consist of the following:

              (i)    a "Severance Payment" equivalent to the sum of three (3) years of Executive's Base Salary then in effect on the date of termination plus three (3) times Executive's bonus potential for the year in which Executive was terminated, less any bonus amounts already received and applicable taxes and withholdings, payable in a lump sum within thirty (30) days of such termination;

              (ii)   accelerated vesting of any and all of Executive's stock options, restricted stock units and any other outstanding equity awards that remain unvested as of the date of termination; and

              (iii)  continuation of Executive's group health insurance benefits on the same terms as during his employment until the sooner of one (1) year following the Separation Date or Executive's procurement of health care coverage through another employer (the "Benefits Continuation Period"), provided Company's insurance carrier allows for such benefits continuation. In the event Company's insurance carrier does not allow for such coverage continuation, Company agrees to pay the premiums required to continue Executive's group health care coverage during the Benefits Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Executive elects to continue and remains eligible for these benefits under COBRA.

            (b)    Conditions to Receive Severance Package.    Executive will receive the Severance Package described above only if he meets all of the following conditions:

              (i)    complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; and

              (ii)   executes a full general release, in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company, and any parent, subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee's employment or termination of employment with Company.

            (c)   Notwithstanding any other provision of this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the related guidance ("Section 409A") at the time of Executive's separation from service, then only that portion of the Severance Package, together with any other severance payments or benefits, that may be considered deferred compensation under Section 409A, which (when considered together) do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Executive's separation from service in accordance with Section 7.2(a) above or (for payments or benefits not provided under this Agreement) with the payment schedule applicable to each such other payment or benefit. Otherwise, the portion of the Severance Package, together with any other severance payments or benefits that may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Executive's separation from service will be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive's separation from service (or the next business day if such date is not business day). For purposes of this Agreement, "Section 409A Limit" means the lesser of two (2) times: (i) the sum of Executive's annualized compensation based upon the annual rate of pay for services provided to Company for the taxable year of Executive preceding the taxable year of Executive's separation from service from Company as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such separation from service occurs..

          7.3    Resignation by Executive Without Good Reason.    Executive may resign Executive's position with Company for any reason, at any time on thirty (30) days' advance written notice. In the event of Executive's resignation, Executive will be entitled to receive only the Standard

  Entitlements and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package described in subsection 7.2 above.

          7.4    Termination Upon A Change Of Control.

            (a)    Accelerated Vesting Upon A Change Of Control.    Upon the close of a transaction that constitutes a Change of Control (as that term is defined below), Company shall immediately accelerate vesting of 50% of any portion of the Option and 50% of the portion of any other outstanding equity awards that remain unvested. On the one (1)-year anniversary of such Change of Control or upon a "Triggering Event" (as defined below), whichever occurs sooner, the remaining unvested portion of the Option and any other outstanding equity awards shall immediately vest. For purposes of this subsection 7.4(a), a "Triggering Event" shall mean: (i) Executive's termination from employment by the Company without Cause; (ii) a material change in the nature of Executive's role or job responsibilities so that Executive's job duties and responsibilities after the Change of Control, when considered in their totality as a whole, are substantially different in nature from the job duties Executive performed immediately prior to the Change of Control; or (iii) the relocation of Executive' s principal place of work to a location more than thirty (30) miles from the location Executive was assigned to immediately prior to the Change of Control provided, however, in the case of a Triggering Event described in clause (ii) or (iii) hereof, such condition shall not exist unless Executive provides written notice to Company within ninety (90) days of its initial existence and Company does not cure such condition within thirty (30) days from the date it receives such notice from Executive. In addition, no Triggering Event will be deemed to have occurred unless Executive separates from service within twelve (12) months from the date such Triggering Event initially occurs.

            (b)    Continued Validity of Severance Package After A Change Of Control.    In the event of a Change of Control, the termination provisions described in section 7 above shall remain in full force and effect and Executive shall continue to be entitled to receive the Severance Package described in subsection 7.2(a) above, provided Executive complies with all of the conditions described in subsection 7.2(b) above.

            (c)    Change of Control.    A "Change of Control" is defined as any one of the following occurrences: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of related transaction, of more than 50% of the outstanding voting securities of Company; (ii) a merger or consolidation of Company with or into another entity after which the stockholders of Company immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) a sale of all or substantially all of the assets of Company; or (iv) the change in the majority of the Board of Directors pursuant to a successful hostile proxy contest.

          7.5    Termination Due to Death or Disability.    This Agreement will immediately terminate upon Executive's death or Disability (as defined below). In the event of Executive's death or Disability, Executive, or Executive's heirs, personal representatives or estate, as the case may be, will be entitled to receive only the Standard Entitlements and those benefits available under any applicable Company plan or insurance policy, subject to such plan or policy requirements. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, neither Executive nor Executive's heirs, personal representatives or estate will be entitled to receive the Severance Package described in subsection 7.2. For purposes of this Agreement, "Disability" shall be defined as Executive's inability to perform the essential functions of his job, with or without reasonable accommodation, due to a mental or physical impairment.

          7.6    Parachute Payment Excise Tax.

            (a)   In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Executive for Executive's benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive's employment with Company or a Change of Control (a "Payment" or "Payments"), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Executive's failure to file timely a tax return or pay taxes shown due on Executive's return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b)   An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by Company. Company shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to Executive within fifteen (15) days of the date of Executive's termination, if applicable, or such other time as requested by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by the Executive, Company shall furnish Executive, at Company's expense, with an opinion reasonably acceptable to Executive from Company's accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Executive) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this paragraph 6 shall be paid by Company to Executive within five (5) days of receipt of the Determination.

            (c)   As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment").

            (d)   An Underpayment shall be deemed to have occurred (A) upon notice (formal or informal) to Executive from any governmental taxing authority that Executive's tax liability (whether in respect of Executive's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which Company has failed to make a sufficient Gross-Up Payment, (B) upon a determination by a court, or (C) by reason of determination by Company (which shall include the position taken by Company, together with its consolidated group, on its federal income tax return). If an Underpayment occurs, Executive shall promptly notify Company and Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Executive's failure to file timely a tax return or pay taxes shown due on Executive's return) imposed on the Underpayment.

            (e)   An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Executive had previously received a Gross-Up Payment. A "Final Determination" shall be deemed to have occurred when Executive has received from the applicable government taxing authority a refund of taxes or other reduction in Executive's tax liability by reason of the Excise Payment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the statute of limitations with respect to Executive's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be repaid by Executive to Company unless, and only to the extent that, the repayment would either reduce the amount on which Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

            (f)    Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that Company has actually withheld from the Payment or Payments.

        8.    No Conflict of Interest.    During Executive's employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive's employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during Executive's employment, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company. If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during Executive's employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.

        9.    Confidentiality and Proprietary Rights.    Executive agrees to read, sign and abide by Company's standard form of confidentiality agreement, which is provided with this Agreement and incorporated herein by reference.

        10.    Nonsolicitation.    Executive understands and agrees that Company's employees and customers and any information regarding Company employees and/or customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during his employment and for a period of one (1) year after the termination of his employment, Executive will not, either directly or indirectly, separately or in association with others: (a) interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company; or (b) directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company.

        11.    Injunctive Relief.    Executive acknowledges that his breach of the covenants contained in sections 8-10 would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief, to the extent allowed under the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

        12.    Agreement to Arbitrate.

          12.1    Scope.    To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Company.

          12.2    Arbitration Procedure.    Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

        13.    General Provisions.

          13.1    Successors and Assigns.    The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

          13.2    Waiver.    Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          13.3    Attorneys' Fees.    Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

          13.4    Severability.    In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          13.5    Interpretation; Construction.    The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          13.6    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

          13.7    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

          13.8    Survival.    Sections 8 ("No Conflict of Interest"), 9 ("Confidentiality and Proprietary Rights"), 10 ("Nonsolicitation"), 11 ("Injunctive Relief"), 12 ("Agreement to Arbitrate"), 13 ("General Provisions") and 14 ("Entire Agreement") of this Agreement shall survive Executive's employment by Company.

          13.9    Code Section 409A.    This Agreement is intended to comply with Code Section 409A (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. Executive and Company acknowledge that Executive and Company intend that the compensation arrangements set forth in this Agreement are in compliance with Section 409A, and Executive and Company agree to cooperate with one another, to the extent reasonably requested by the other party, to restructure any compensation set forth in this Agreement in a manner, if possible and without any increase in cost to Company, such that no earlier and/or additional taxes to Executive or Company will arise under Section 409A. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

        14.    Entire Agreement.    This Agreement, including Company's standard form of confidentiality agreement incorporated herein by reference and Company's 1999 Equity Incentive Plan and related option documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Eric DeMarco
Dated:
Kratos Defense & Security Solutions, Inc.
Dated:	By:

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  Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT Amended and Restated as of August 4, 2008